Exhibit 10.5

BIGBAND NETWORKS, INC.

2004 SHARE OPTION AND INCENTIVE PLAN

SUB-PLAN FOR ISRAELI EMPLOYEES

I. GENERAL

1. This Sub-Plan (the “Sub-Plan”) sets forth the terms of the Big Band Networks, Inc., 2004 Share Option and Incentive Plan Sub-Plan for Israeli Employees or the grant of Options to Employees who are tax residents of the state of Israel.

2. This Sub-Plan is effective with respect to Options granted on or after August 30, 2004.

II. DEFINITIONS

1. Any capitalized term not specifically defined in this Sub-Plan shall have the meaning assigned to it in the Plan.

2. As used in this Sub-Plan, the following definitions shall apply:

“Affiliate” shall have the meaning assigned to it in the Plan, and also means any company which is an “employing company” as defined in Section 102.

“Applicable Laws” shall have the meaning assigned to it in the Plan, and also means any laws, rules, regulations and governmental requirements relating to the administration of share option plans under Israeli laws, including, without limitation, the Ordinance.

“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

“Capital Gain Option” means an Approved 102 Option intended to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

“Israeli Employee” means any employee of the Company or an Affiliate, and any individual who is serving as a director or an officer, but excluding any Controlling Shareholder, who is (or is deemed to be) a resident of the state of Israel for the payment of taxes.

“Israeli Non-Employee” means any individual providing services to the Company or an Affiliate who is not an Israeli Employee and who is (or is deemed to be) a resident of the state of Israel for the payment of taxes.

“102 Option” means an Option granted to an Israeli Employee pursuant to Section 102.

“ITA” means the relevant Israeli tax authorities.

“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

“Ordinary Income Option” means an Approved 102 Option intended to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is an Israeli Non- Employee.

“Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

III. OPTION GRANTS

1. Eligibility. The persons eligible to receive option grants under this Sub-Plan shall be Israeli Employees and Israeli Non-Employees.

2. Types of Options. The Committee shall have the authority to grant an option under this Sub-Plan classified as (i) an Approved 102 Option, (ii) an Unapproved 102 Option or (iii) a 3(i) Option; provided, however, that an Approved 102 Option and an Unapproved 102 Option may only be granted to an Israeli Employee. The Option Price for each grant of an Approved 102 Option shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the option grant date. Without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102, if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the Date of Grant under the Capital Gain Track, the

Fair Market Value of the Share at the Date of Grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

3. Approved 102 Options. The grant of Approved 102 Options under this Sub-Plan shall be conditioned upon the approval of this Sub-Plan and the Trustee by the ITA. Approved 102 Options may either be classified as Capital Gain Options or Ordinary Income Options. The Company may only grant one type of Approved 102 Options, Capital Gain Options or Ordinary Income Options, at any given time and shall file an election (the “Election”) with the ITA regarding the types of Approved 102 Options that it chooses to grant. Such Election shall become effective beginning with the date of grant of the first Approved 102 Option granted under this Sub-Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options under this Sub-Plan. Such Election shall not prevent the Company from granting Unapproved 102 Options to Israeli Employees or 3(i) Options to Israeli Non-Employees simultaneously. All Approved 102 Options must be held in trust by a Trustee, as described in Section IV below.

4. Unapproved 102 Options. With respect to the grant of an Unapproved 102 Option, the Employee will be obligated to provide the Company with a form of collateral or guarantee (in a form satisfactory to the Committee) to secure payment by the Employee of any applicable income tax and/or social charges due in the event that the Employee is no longer employed by the Company when the Shares are sold and the related taxes become due and payable. The granting of an Unapproved 102 Option to an Employee shall be made in accordance with the provisions of Section 102.

5. 3(i) Options. The Committee may chose to deposit a 3(i) Option with the Trustee. In such event, the Trustee shall hold such 3(i) Option in trust pursuant to any instruction given by the Company as set forth in the Trust Agreement between the Company and the Trustee. If determined by the Committee, the Trustee may also withhold any taxes payable upon exercise of such 3(i) Option.

IV. TRUSTEE

1. Appointment of Trustee. A Trustee shall be appointed by the Committee to administer each Approved 102 Option in accordance with the provisions of Section 102 and pursuant to a written agreement to be entered into between the Trustee and the Company (the “Trust Agreement”).

2. Responsibility of Trustee. Approved 102 Options shall be held by the Trustee and any Shares issued upon exercise of such Approved 102 Options (or other property received with respect to such Shares) shall be issued to the Trustee and held for the benefit of the Employees for the requisite period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder for favorable tax treatment (the “Holding Period”). The Trustee shall not release any Shares upon exercise of Approved 102 Options (or any other property received with respect to such Shares) prior to the full payment of the Employee’s tax liabilities (including, without limitation, social security taxes if applicable) arising from the grant or exercise of Approved 102 Options granted to such Employee.

V. HOLDING PERIOD REQUIREMENT

With respect to any Approved 102 Option, an Employee shall not be entitled to sell or release from trust any Option and/or Shares received upon the exercise of an Approved 102 Option (or any other property received with respect to such Shares) until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the foregoing, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

Notwithstanding the foregoing, any termination of employment prior to the expiration of the Holding Period may subject the Optionee who has received Options under Section 102 to forfeiture of the tax benefits available under Section 102.

VI. ASSIGNABILITY AND SALE OF OPTIONS

1. Notwithstanding any other provision of the Plan, no Option or any right with respect thereto, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Employee each and all of such Employee’s rights to purchase Shares hereunder shall be exercisable only by the Employee, except, however, that (to the extent permitted by applicable laws) a Participant may request that Shares issued upon exercise of an Option shall be issued in the name of the Participant and his or her spouse, and in such case, if such Options are Approved 102 Options, the Shares (or other property received with respect to such Shares) shall be issued to the Trustee and held for the benefit of the Participant and his or her spouse for the Holding Period. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

2. As long as Options or Shares purchased pursuant thereto are held by the Trustee on behalf of the Employee, all rights of the Employee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

VII. DIVIDEND

Any dividends payable with respect to Shares acquired upon exercise of an Option shall be subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

VIII. TAX CONSEQUENCES

1. Any tax consequences arising from the grant or exercise of any Option, from the issuance of Shares covered thereby (including, without limitation, the Employee’s social security taxes if applicable) or from any other event or act (of the Company, and/or its Affiliate, or the Trustee or the Employee), hereunder, shall be borne solely by the Employee. The Company and/or its Affiliate, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.

2. The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Employee until all required payments have been fully made to the Company and all of the Employee’s tax liabilities arising from the grant or exercise of an Option have been satisfied.